Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 24, 2007
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION REPORTS
NET INCOME OF $12.8 MILLION FOR 2006
BILOXI, MS (January 24, 2007)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported 2006 net income increased 117% to $12,768,000, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Net income for the fourth quarter of 2006 increased 97% to $4,993,000, compared to $2,530,000 for the same period in 2005. In December 2006, the Company completed the settlement of all of its outstanding insurance claims from Hurricane Katrina which resulted in a gain of $2,700,000, net of taxes.
“Our earnings for the year reflect the infusion of cash into the Mississippi Gulf Coast economy that is only now beginning to go into productive use in construction projects,” said Swetman. “As we reported earlier this year, the rebuilding phase of our area’s recovery is taking longer to gain momentum, as we all face the new challenges of post-Katrina construction financing,” he added.
Earnings per share for the year totaled $2.30 per average weighted share, compared to $1.06 per share the year before. Earnings per share figures are based on weighted average shares outstanding of 5,548,300 and 5,550,477 on December 31, 2006 and December 31, 2005, respectively.
Results in 2005 were adversely affected by loan loss reserves taken at the end of the third quarter that year to account for potential losses from Hurricane Katrina. “We were very careful and systematic in estimating our potential for loan losses in the fall of 2005 right after the storm,” said Swetman. “Fortunately, we did not experience any surprises during 2006 that would cause us to change our loan loss provision. We do continue, however, to be concerned about insurance issues that may affect our customers.”

In December, 2006 the Board of Directors increased the semi-annual dividend to $.23 per common share, payable January 16, 2007, to shareholders of record January 8, 2007. The new dividend represents a 9.5% increase over the dividend paid for the first half of 2006. The Board has raised the dividend seven consecutive times.
Founded in 1896, with $964 million in assets as of December 31, 2006, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 — YEAR FINANCIAL
     HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
          (Unaudited)

Earnings (1)	2006	2005	Change
Year Ended December 31,

Net Income	$12,768	$5,882	117%

Net Income Per Share	$2.30	$1.06	117%
Financial Condition

December 31,	2006	2005	Change
Total Assets	$964,023	$845,325	14%

Loans — Net of Unearned Discounts	401,194	349,346	15%

Investment Securities	483,910	313,517	54%

Total Deposits	613,170	592,217	4%

Shareholders’ Equity	98,233	87,503	12%

Book Value Per Share	17.71	15.77	12%

Selected Ratios

Return on average shareholders’ equity	13.75%	6.79%

Return on average total assets	1.40%	.82%

Primary capital to average assets	11.91%	13.67%

Allowance for loan losses as a % of loans, net of unearned discount	2.70%	3.14%

(1)	Based on weighted average shares outstanding of 5,548,300 and 5,550,477 at December 31, 2006 and 2005, respectively.